Filed Pursuant to Rule 433

Registration Statement Nos. 333-132370 and 333-132370-01

2.80% Citigroup Funding Inc. Cash Exchangeable Notes

Exchangeable into the Cash Value of the Common Stock of Pfizer Inc.

Final Term Sheet

August 17, 2007

Issuer:	Citigroup Funding Inc. (“CFI”)

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Underlying Stock:	Pfizer Inc. (NYSE, “PFE”).

Offering:	2.80% Cash Exchangeable Notes (the “Notes”).

Offering Size:	USD 18,000,000.00.

Trade Date:	August 17, 2007.

Issue Date:	August 24, 2007.

Sole Manager:	Citigroup Global Markets Inc.

Offering Price:	100.00%.

Maturity:	August 31, 2012.

Coupon:	2.80% per annum payable semi-annually.

Coupon Payment Date:	February 28 and August 31 of each year, beginning February 28, 2008.

Yield to Maturity:	2.80%.

Exchange Premium:	30.00%.

Initial Stock Price:	USD 23.918.

Exchange Price:	USD 31.093.

Exchange Right:	Into the cash value of such number of shares of the common stock of PFE as represented by the Exchange Ratio. Available commencing September 24, 2007 (subject to terms of early redemption).

Exchange Ratio:	32.1612 shares of PFE per each note of USD 1,000.00.

Call Protection:	Not callable.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 1,000.00.

Settlement:	DTC.

Listing:	None.

CUSIP Number:	17311G540.

Notice:	The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in PFE or any of its affiliates. PFE has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.